Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: Invesco QQQ Trust SM , Series 1(ticker: “QQQ”) and SPDR ® S&P 500 ® ETF Trust (ticker: “SPY”) Pricing date: April 20, 2021 Valuation dates: Monthly Maturity date: July 25, 2022 Contingent coupon: 6.35% per annum*, paid monthly only if the closing value of the worst performer is greater than or equal to its coupon barrier on the related valuation date. You are not assured of receiving any contingent coupon. Coupon barrier: 75% of its initial underlying value, for each underlying Knock - in value : 75% of its initial underlying value, f or each underlying Knock - in event: The closing value of any underlying is less than its knock - in value on any day from the pricing date through the final valuation date Automatic early redemption: If on any autocall date the closing value of the worst performer is above its initial underlying value, the securities will be automatically called for an amount equal to the principal plus the related contingent coupon Autocall dates: Monthly on valuation dates beginning after six months CUSIP / ISIN: 17329FM84 / US17329FM842 Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value : For each underlying, its closing value on the final valuation date Underlying return: For each underlying on any valuation date, (current closing value - initial underlying value) / initial underlying value Worst performer: On any valuation date, the underlying with the lowest underlying return Payment at maturity (if not autocalled): • If the final underlying value of the worst performer is greater than or equal to its initial underlying value: $1,000 • If the final underlying value of the worst performer is less than its initial underlying value and a knock - in event has not occurred : $1,000 • If the final underlying value of the worst performer is less than its initial underlying value and a knock - in event has occurred : $1,000 + [$1,000 × underlying return of worst performer] If the securities are not automatically redeemed prior to maturity, the final underlying value of the worst performer is less than its initial underlying value and a knock - in event has occurred , you will receive less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated April 13 , 2021 * A ssumes the interim valuation date is also an autocall date. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 15 Month Autocallable Contingent Coupon Securities Linked to the Worst of QQQ and SPY Hypothetical Interim Payment per Security Hypothetical Worst Underlying Return on Final Valuation Date Hypothetical Payment at Maturity if Knock - in Event Has Not Occurred Hypothetical Payment at Maturity if Knock - in Event Has Occurred 100.00% $1,000.00 $1,000.00 75.00% $1,000.00 $1,000.00 50.00% $1,000.00 $1,000.00 25.00% $1,000.00 $1,000.00 0.00% $1,000.00 $1,000.00 - 10.00% $1,000.00 $900.00 - 25.00% $1,000.00 $750.00 - 25.10 % N/A $749.00 - 50.00% N/A $500.00 - 100.00% N/A $0.00 Assumes the securities have not been automatically redeemed prior to maturity and does not include the final contingent coupon payment, if any Hypothetical Worst Underlying Return on Interim Valuation Date Hypothetical Payment for Interim Valuation Date Hypothetical Redemption* 100.00% $1,0005.292 Redeemed 50.00% $1,0005.292 Redeemed 25.00% $1,0005.292 Redeemed 0.00% $1,0005.292 Redeemed - 5.00% $5.292 Securities not redeemed - 10.00% $5.292 Securities not redeemed - 25.00% $5.292 Securities not redeemed - 25.10% $0.00 Securities not redeemed - 50.00% $0.00 Securities not redeemed - 100.00% $0.00 Securities not redeemed Hypothetical Payment at Maturity per Security

Selected Risk Considerations • You may lose a significant portion or all of your investment. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is less than its initial underlying value and a knock - in event has occurred, meaning that the closing value of at least one of the underlyings was less than its knock - in value on at least one day from the pricing date through the final valuation date , you will lose 1% of the stated principal amount of the securities for every 1% by which the worst performer has declined from its initial underlying value. • You will not receive any contingent coupon following any valuation date on which the closing value of the worst performer on that valuation date is less than its coupon barrier. • The return on the securities depends solely on the performance of the worst performer. As a result, t he securities are subject to the risks of each of the underlyings and will be negatively affected if any one performs poorly. • You will be subject to risks relating to the relationship among the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupons if the worst performer performs in a way that would otherwise be favorable. • The securities offer downside exposure, but no upside exposure, to the underlyings. • The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 224495 and 333 - 224495 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.